Exhibit (d)(3)

[Reference translation—not a legally binding agreement. In case of any discrepancy in interpretation, the original Japanese version shall prevail.]

Business Alliance Memorandum of Understanding

NAVER Corporation

LINE Corporation

SoftBank Corp.

Z Holdings Corporation

August 3, 2020

Exhibit (d)(3)

Business Alliance Memorandum of Understanding

NAVER Corporation (hereinafter referred to as “NAVER”), LINE Corporation (hereinafter referred to as “LINE”), SoftBank Corp. (hereinafter referred to as “SoftBank”) and Z Holdings Corporation (hereinafter referred to as “ZHD” and collectively with NAVER, LINE and SoftBank, each a “Party” or collectively the “Parties”) have entered into this business alliance memorandum of understanding (hereinafter referred to as this “MOU”), which relates to the business alliance among the Parties’ groups (hereinafter collectively referred to as the “Parties’ Groups”) with respect to the business integration between LINE and ZHD (hereinafter referred to as the “Business Integration”) and pursuant to the business integration agreement entered into among the Parties on December 23, 2019 (including any amendments thereto, hereinafter referred to as the “Business Integration Agreement”), as follows:

ARTICLE 1 .    (PURPOSE)

The Parties agree as set out herein below, aiming to conduct information sharing, review, verification testing and discussions, etc., and aiming to enter into a Business Alliance to jointly conduct business activities, relating to one or more of the Parties’ Groups’ business in Japan and to the extent relevant to the Business Integration in accordance with the provisions of this MOU following the completion of all required procedures for the implementation of the Business Integration under Competition Laws (including, as required under the Antimonopoly Act, the issuance of a notification by the Fair Trade Commission that with respect to all of the plans regarding the business combination, the Fair Trade Commission will not issue cease and desist orders pursuant to the provisions of the Fair Trade Commission Rule No. 1-9 of 1953 (hereinafter referred to as the “Clearance Procedures”)) and from the date on or after the completion of the Clearance Procedures.

ARTICLE 2 .    (DEFINITIONS)

The terms used in this MOU have the meanings specified in Exhibit 1 unless context otherwise requires.

ARTICLE 3 .    (REVIEW FOR BUSINESS ALLIANCE, ETC.)

1.

When the Clearance Procedures are completed, the Parties shall, to the extent relevant to the Business Integration, and relating to one or more of the Parties’ Groups’ business in Japan, and consistent with the scope and the methods permitted under the Business Integration Agreement (and, only for NAVER and SoftBank, the agreement between NAVER and SoftBank on December 23, 2019), (i) conduct information sharing, review, verification testing and discussions for the purpose of implementing the business alliance to engage in joint business activities with respect to items set out below (hereinafter collectively referred to as the “Business Alliance”), and (ii) if the Parties that are to implement the relevant joint business activities separately agree on the specific implementation of such joint business activities, the Business Alliance shall be carried out in accordance with such agreement.

(1)

Organizational restructuring among the Parties’ Groups (excluding those that separately require notice for a business combination review under Competition Laws) and organizational restructuring internally within the Parties’ Groups

(2)

Shared recruitment activities, transfers of human resources (including the transfers of human resources involving the merger and dissolution of departments) and personnel exchanges among the Parties’ Groups

(3)	Implementation of joint development and technical cooperation

(4)	Implementation of joint sales, promotions and campaigns

(5)	Mutual utilization of sales networks and referrals of customers

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(6)	Standardization of points programs and ecosystems

(7)	Mutual utilization of data and user consent acquisitions (including required revisions of the privacy policy resulting therefrom, etc.)

(8)	Linkage of LINE and Yahoo Japan Corporation IDs and services

(9)	Shared procurement of hardware, software, content and infrastructure

(10)	Joint consultation and negotiation with stakeholders

(11)	Engaging in discussions on strategy, creating a business plan and conducting a presentation on integrated strategy

(12)	Shared operational management

(13)	Shared usage of information systems and back office functions

(14)	Establishment of, and decision making by, the product committee

(15)	Making decisions on consolidation of and discontinuing services and products and role-sharing arrangements regarding services and products, and implementation thereof

(16)

In addition, any other joint business activities on which the Parties that will implement such joint business activities separately agree, including but not limited to organizational restructuring, human resources, development, sales, sharing and utilization of data, linkage of services or operations among the Parties’ Groups and procurement

2.

The Parties shall conduct the information sharing, review, verification testing, and discussions and make agreements with a view to forming the Business Alliance, and the Business Alliance (including specific joint activities on which the Parties that would implement such joint business activities separately agree pursuant to the postscript of the preceding paragraph) pursuant to the preceding paragraph and within the scope and the method as permitted by Competition Laws, the Financial Instruments and Exchange Law, and any other Laws, and ensure that no series of transactions concerning the Business Integration violates any Laws due to such activities. The Parties shall in a timely manner make, or cause to have been made, any disclosure required to be made by the relevant Parties’ Groups under Laws in regard to the implementation of the Business Alliance.

ARTICLE 4 .    (GROUNDS FOR TERMINATION)

1.	This MOU shall automatically cease to be valid if any one of the following events occur:

(1)

The Business Integration is completed (to be specific, when the share exchange with ZHD as the wholly owning parent company and LINE Demerger Preparatory Company as the wholly owned subsidiary takes effect in accordance with the Business Integration Agreement and the share exchange agreement entered into between ZHD and LINE Demerger Preparatory Company on January 31, 2020 (including any amendments thereof));

(2)	All the Parties agree on the termination of this MOU in writing; or

(3)	The Business Integration Agreement is terminated or cancelled for any reason.

2.

Notwithstanding the termination of this MOU, the provisions of this article through Article 13 shall survive the termination of this MOU (however, provided that with respect to Article 5, such survival shall be limited to the period described in Paragraph 2 thereof).

ARTICLE 5 .    (DUTY OF CONFIDENTIALITY)

1.

Each Party shall continue to comply with its duty of confidentiality stipulated in the “Mutual Confidentiality Agreement” which all the Parties entered into on September 10, 2019 (including any amendments thereof, hereinafter referred to the “MCA”).

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2.

Notwithstanding the provisions of Article 10 of the MCA and Article 9.1, Paragraph 1 of the Business Integration Agreement, all the Parties agree to extend the effective period of each Party’s rights and obligations stipulated in the MCA until the date falling one year after the termination of this MOU or the date falling one year after the termination of the Business Integration Agreement, whichever is later.

ARTICLE 6 .    (PUBLIC ANNOUNCEMENT)

Regarding any public announcement, including any press releases regarding this MOU, each Party shall in advance discuss its content, timing and method with all of the other Parties, to the extent practicable.

ARTICLE 7	. (PROHIBITION OF ASSIGNMENT OF POSITION, RIGHTS AND OBLIGATIONS UNDER THIS MOU)

Each Party is prohibited from the assignment, transfer, passing on, provision as collateral, or any other disposition of its position under this MOU, or the rights and obligations based thereupon, whether in whole or in part, to any third party without prior approval in writing from all the other Parties.

ARTICLE 8 .    (COSTS AND EXPENSES)

Each Party shall bear its own costs and expenses incurred in entering into and performing in accordance with this MOU.

ARTICLE 9 .    (AMENDMENTS AND MODIFICATIONS)

This MOU can be amended or modified only by agreement in writing by all of the Parties.

ARTICLE 10 .    (NOTICE)

All communications such as notices and requests, among others, relating to this MOU among the Parties shall be made in writing (including emails) and delivered to the following notice parties either via certified mail, registered mail or email, to be deemed to be in effect when they are received by the addressee or at such time when it reasonably should have been received thereby. The Parties may change the notice information, as needed, by notifying the other Parties in accordance with this Article.

(NAVER notice information)
Location:	NAVER Green Factory, 6, Buljeong-ro, Bundang-gu, Seongnam-si, Gyeonggi-do, 13561 Korea
Phone number:	+82-31-784-2372
Contact person:	Junghoon Lee, Executive Lead
E-mail:	dl_gaia_b.alliance@navercorp.com

Location:	NAVER Green Factory, 6, Buljeong-ro, Bundang-gu, Seongnam-si, Gyeonggi-do, 13561 Korea
Phone number:	+82-31-784-1987
Contact person:	Huiman Lee, Lead
E-mail:	dl_gaia_b.alliance@navercorp.com

(LINE notice information)
Location:	JR Shinjuku Miraina Tower 23rd FL., 4-1-6 Shinjuku, Shinjuku-ku, Tokyo, 160-0022
Phone number:	+81-3-4316-2038
Contact :	Legal Office
E-mail:	dl_notice_attn_legal@linecorp.com

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(SoftBank notice information)
Location:	Tokyo Shiodome Building, 1-9-1 Higashi-shimbashi, Minato-ku, Tokyo, 105-7317
Phone number:	+81-3-6889-6435
Contact person:	Vice President & CCO, Legal Division, Hideyuki Sato
E-mail:	hideyuki.sato@g.softbank.co.jp

Location:	Tokyo Shiodome Building, 1-9-1 Higashi-shimbashi, Minato-ku, Tokyo, 105-7317
Phone number:	+81-80-4150-0487
Contact person:	Senior Director, Corp. Planning, Sachiyo Takizawa
E-mail:	satakiza@g.softbank.co.jp

(ZHD notice information)
Location:	Kioi Tower, 1-3 Kioicho, Chiyoda-ku, Tokyo, 102-8282
Phone number:	+81-3-6779-4900
Contact person:	Senior Manager, Finance, Yuji Shimada
E-mail:	g-notice@z-holdings.ne.jp

ARTICLE 11 .    (LANGUAGE)

In regard to this MOU, the Japanese text is the original and if there is any discrepancy between the Japanese text and any translation of this MOU into any other language, the Japanese text shall prevail.

ARTICLE 12 .    (GOOD FAITH DISCUSSIONS)

If there are terms not stipulated in this MOU or if any questions arise regarding the interpretation of any specific provision of this MOU, each of the Parties shall resolve such matters through good faith discussions.

ARTICLE 13 .    (GOVERNING LAW AND JURISDICTION)

1.	This MOU is governed and construed in accordance with the laws of Japan.

2.	The Parties agree to submit to the exclusive jurisdiction of the Tokyo District Court any and all disputes arising in connection with this MOU in the first instance.

(Remainder intentionally left blank)

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IN WITNESS THEREOF, the parties hereto have executed this MOU in quadruplicate by placing their signatures and seals thereon, and each party shall keep one copy of the original.

August 3, 2020

(Remainder intentionally left blank)

NAVER:

/s/ SEONGSOOK HAN

Bundang-gu, Seongnam-si, Gyeonggi Province

NAVER Corporation

SEONGSOOK HAN, CEO

Business Alliance MOU - Sign and Seal (NAVER)

LINE:

/s/ Takeshi Idezawa

4-1-6 Shinjuku, Shinjuku-ku, Tokyo,

LINE Corporation

Takeshi Idezawa, President and Representative Director

Business Alliance MOU - Sign and Seal (LINE)

SoftBank:

/s/ Ken Miyauchi

1-9-1 Higashi-shimbashi, Minato-ku, Tokyo

SoftBank Corp.

Ken Miyauchi, President/CEO

Business Alliance MOU - Sign and Seal (SoftBank)

ZHD:

/s/ Kentaro Kawabe

1-3 Kioicho, Chiyoda-ku, Tokyo

Z Holdings Corporation

Kentaro Kawabe, President and Representative Director

Business Alliance MOU - Sign and Seal (ZHD)

EXHIBIT 1

DEFINITIONS

1.	“Competition Laws” means the Antimonopoly Act and the other similar Laws concerning competition in each country.

2.	“Financial Instruments and Exchange Act” means the Financial Instruments and Exchange Act (Act No. 25 of 1948) of Japan.

3.	“Group” means, regarding a person, a group of companies consists of such person and its Subsidiaries.

4.	“Subsidiary” has the meaning set forth in Article 8, Paragraph 3 of the Regulation for Terminology, Forms and Preparation of Financial Statements.

5.

“Government Body” means, collectively, a super-national, national, state, regional, municipal or other governmental agency (including administrative agency, regulatory agency, supervisory agency, or court), arbitral body or financial instruments exchange or other self-regulatory organizations or any other person equivalent thereto.

6.	“SoftBank” has the meaning set forth in the preamble.

7.	“Antimonopoly Act” means the Law Concerning the Prohibition of Private Monopoly and the Maintenance of Fair Trade of Japan (Act No. 54 of 1947, including any amendments thereof).

8.

“Laws” means any law, cabinet order, ministerial ordinance, regulation, judgment, decision, order, notification, notice, ordinance or other regulation, restrictions or guideline established by the relevant Government Body, or any national or multilateral treaty or agreement.

9.	“Business Integration” has the meaning set forth in the preamble.

10.	“Business Integration Agreement” has the meaning set forth in the preamble.

11.	“MOU” has the meaning set forth in the preamble.

12.	“Parties” has the meaning set forth in the preamble.

13.	“Parties’ Groups” has the meaning set forth in the preamble.

14.	“Business Alliance” has the meaning set forth in Article 3 Paragraph 1.

15.	“Clearance Procedure” has the meaning set forth in Article 1.

16.	“LINE” has the meaning set forth in the preamble.

17.	“MCA” has the meaning set forth in Article 5 Paragraph 1.

18.	“NAVER” has the meaning set forth in the preamble.

19.	“ZHD” has the meaning set forth in the preamble.